AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 6, 1997

                                      AMONG

                        INTEGRATED HEALTH SERVICES, INC.

                                       AND

                           IHS ACQUISITION XXIV, INC.

                                       AND

                           ROTECH MEDICAL CORPORATION


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I:  THE MERGER.  ..................................................   1
         1.1      The Merger  .............................................   1
         1.2      Effective Time of the Merger  ...........................   1
         1.3      Closing  ................................................   1
         1.4      Surviving Corporation  ..................................   2

ARTICLE II: EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES  ...................................   2
         2.1      Shares of the Constituent and the Surviving Corporations    2
         2.2      Exchange of Certificates  ...............................   3
         2.3      Corporate Acts of Merger Sub  ...........................   5

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF ROTECH  ...................   5
         3.1      Organization and Standing of Rotech .....................   5
         3.2      Rotech Capital Stock  ...................................   5
         3.3      Subsidiaries.............................................   5
         3.4      Foreign Qualifications  .................................   6
         3.5      Power and Authority  ....................................   6
         3.6      Consents  ...............................................   6
         3.7      Assets  .................................................   6
         3.8      Trademarks  .............................................   7
         3.9      Reports and Financial Statements  .......................   7
         3.10     Accounts Receivable  ....................................   8
         3.11     Employee Benefit Plans; Employment Matters  .............   8
         3.12     Medicare and Medicaid Programs  .........................   9
         3.13     Contracts, etc  .........................................   9
         3.14     Subsequent Events  ......................................  10
         3.15     Licenses; Permits; Certificates of Need  ................  11
         3.16     Title, Condition of Personal Property  ..................  12
         3.17     Title, Condition of the Rotech Real Property  ...........  13
         3.18     Legal Proceedings  ......................................  14
         3.19     Insurance and Surety Agreements  ........................  14
         3.20     Compliance with Laws in General  ........................  14
         3.21     Commissions and Fees.....................................  14
         3.22     Opinion of Financial Advisor  ...........................  14
         3.23     Vote Required  ..........................................  15
         3.24     Inventory  ..............................................  15
         3.25     Equipment  ..............................................  15
         3.26     Tax Returns  ............................................  15
         3.27     Encumbrances Created by this Agreement  .................  15
         3.28     No Untrue Statement  ....................................  15
         3.29     Leasehold Interests  ....................................  15
         3.30     Binding Effect  .........................................  16
         3.31     Questionable Payments  ..................................  16
         3.32     Compliance with Healthcare Laws  ........................  16


                                      (i)

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         3.33     Environmental Matters  ..................................  16

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF MERGER SUB  ................  16
         4.1      Organization, Existence, and Capital Stock  .............  17
         4.2      Power and Authority  ....................................  17
         4.3      Commissions and Fees  ...................................  17
         4.4      No Subsidiaries  ........................................  17
         4.5      Legal Proceedings  ......................................  17
         4.6      No Contracts or Liabilities  ............................  17

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF IHS  ........................  17
         5.1      Organization and Standing of IHS  .......................  17
         5.2      IHS Capital Stock  ......................................  17
         5.3      Subsidiaries  ...........................................  18
         5.4      Foreign Qualifications  .................................  18
         5.5      Power and Authority  ....................................  18
         5.6      Consents  ...............................................  18
         5.7      Reports and Financial Statements   ......................  18
         5.8      Medicare and Medicaid Programs  .........................  19
         5.9      Contracts, etc  .........................................  20
         5.10     Subsequent Events  ......................................  20
         5.11     Legal Proceedings  ......................................  20
         5.12     Compliance with Laws in General  ........................  20
         5.13     Commissions and Fees  ...................................  21
         5.14     Fairness Opinion  .......................................  21
         5.15     Vote Required  ..........................................  21
         5.16     No Untrue Statement  ....................................  21
         5.17     Binding Effect  .........................................  21
         5.18     Questionable Payments  ..................................  21
         5.19     Compliance with Healthcare Laws  ........................  21
         5.20     Insurance Coverage  .....................................  22
         5.21     Merger Sub Common Stock  ................................  22
         5.22     Regulatory Approvals  ...................................  22
         5.23     Accounts Receivable  ....................................  22
         5.24     Retirement or Re-Acquisition of IHS Common Stock  .......  22
         5.25     Trademarks  .............................................  23
         5.26     Employee Benefit Plans; Employment Matters  .............  23
         5.27     Environmental Matters  ..................................  23
         5.28     IHS Common Stock  .......................................  23

ARTICLE VI:  INFORMATION AND RECORDS CONCERNING ROTECH AND ITS
SUBSIDIARIES  .............................................................  24

         6.1      Access to Rotech Information and Records before Closing..  24
         6.2      Access to IHS Information and Records  ..................  24
         6.3      Return of Records  ......................................  25
         6.4      Effect of Access  .......................................  25


                                      (ii)

ARTICLE VII: COVENANTS  ...................................................  25
         7.1      Preservation of Business  ...............................  25
         7.2      Material Transactions by Rotech  ........................  25
         7.3      Meetings of Stockholders  ...............................  26
         7.4      Registration Statement  .................................  27
         7.5      Exemption from State Takeover Laws  .....................  28
         7.6      HSR Act Compliance  .....................................  28
         7.7      Public Disclosures  .....................................  28
         7.8      Resignation of Rotech Directors and Executive Officers  .  29
         7.9      Interim Financial Statements; Exchange Act Reports  .....  29
         7.10     No Solicitations  .......................................  29
         7.11     Other Actions  ..........................................  30
         7.12     Accounting Methods  .....................................  30
         7.13     Cooperation  ............................................  30
         7.14     Stock Options; Warrants  ................................  31
         7.15     Notice of Subsequent Events  ............................  32
         7.16     Cooperation Regarding SEC Filings  ......................  32
         7.17     Distributions  ..........................................  32
         7.18     Tax Opinions  ...........................................  32
         7.19     Material Transactions by IHS  ...........................  32
         7.20     Cooperation Regarding Rotech Debentures  ................  32

ARTICLE VIII: TERMINATION, AMENDMENT, AND WAIVER  .........................  32
         8.1      Termination  ............................................  33
         8.2      Effect of Termination  ..................................  34
         8.3      Amendment  ..............................................  34
         8.4      Extension; Waiver  ......................................  34
         8.5      Procedure for Termination, Amendment, Extension or Waiver  35
         8.6      Expenses; Breakup Fees  .................................  35

ARTICLE IX: CONDITIONS TO CLOSING  ........................................  35
         9.1      Mutual Conditions  ......................................  36
         9.2      Conditions to Obligations of IHS and Merger Sub  ........  36
         9.3      Conditions to Obligations of Rotech  ....................  38

ARTICLE X: MISCELLANEOUS  .................................................  38
         10.1     Nonsurvival of Representations and Warranties  ..........  38
         10.2     Notices  ................................................  39
         10.3     Further Assurances  .....................................  39
         10.4     Indemnification  ........................................  40
         10.5     Governing Law  ..........................................  40
         10.6     "Including"  ............................................  40
         10.7     "Knowledge"  ............................................  40
         10.8     "Material adverse change" or "material adverse effect"...  40
         10.9     Captions  ...............................................  40
         10.10    Integration of Exhibits  ................................  41
         10.11    Entire Agreement  .......................................  41
         10.12    Counterparts  ...........................................  41


                                      (iii)

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         10.13    Binding Effect  .........................................  41
         10.14    No Rule of Construction  ................................  41




                                      (iv)

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                           --------------------------

                          AGREEMENT AND PLAN OF MERGER

                           --------------------------


                  This Agreement and Plan of Merger (the "Plan of Merger") is made as of the 6th day of July, 1997, among INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS"), and IHS ACQUISITION XXIV, INC., a Florida
corporation ("Merger Sub"), and ROTECH MEDICAL CORPORATION, a Florida corporation ("Rotech").

                  WHEREAS, the respective Boards of Directors of Rotech, IHS, and Merger Sub have approved the merger of Merger Sub with and into Rotech (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each share of Common Stock, par value $.0002 per share, of Rotech (the "Rotech Common Stock" and the issued and outstanding shares thereof, the "Rotech Shares"), not owned directly or indirectly by Rotech, will be converted into the right to receive the Merger Consideration (as herein defined); and

                  WHEREAS, each of Rotech, IHS, and Merger Sub desires to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, it is intended that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, for accounting purposes, as a purchase and not as a pooling of interests.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

                              ARTICLE I: THE MERGER

                  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the General Corporation Law of the State of Florida (the "FBCA"), at the Effective Time (as defined herein), Merger Sub shall be merged with and into Rotech in accordance with the provisions of Section 607.1101 of the FBCA. Following the Effective Time, the separate existence of Merger Sub shall cease, and Rotech shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Florida under the name "Rotech Medical Corporation", and shall succeed to and assume all the rights and obligations of Merger Sub and Rotech in accordance with the FBCA.

                  1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as a duly executed Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Florida.

                  1.3 CLOSING. The closing (the "Closing") of the Merger will take place at the New York offices of Blass & Driggs on a date and at the time to be agreed upon by the parties (the "Closing Date") which is not later than the second business day after satisfaction or waiver of the conditions set forth in this Plan of Merger, but, subject to Section 8.4, in no event later than September 30, 1997, or such other date, time, and place as shall be agreed upon among the parties hereto.

                  1.4      SURVIVING CORPORATION.

                           (A) CERTIFICATE OF INCORPORATION.  The Certificate of
Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the FBCA.

                           (B)  BY-LAWS.  The By-laws of Merger Sub as in effect
immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the FBCA.

                           (C)  DIRECTORS.  The  directors  of Merger Sub at the
Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                           (D)  OFFICERS.  The  officers  of  Merger  Sub at the
Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                           (E)  FURTHER  ACTION.   If  at  any  time  after  the
Effective Time, IHS shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments, or assurances in law or any other things are necessary or desirable to vest, perfect, confirm, or record in the Surviving Corporation the title to any property, rights, privileges, powers, and franchises of Merger Sub by reason of, or as a result of, the merger, or otherwise to carry out the provisions of this Plan of Merger, the officers of Merger Sub shall execute and deliver, upon IHS's request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm, or record title to such property, rights, privileges, powers, and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Plan of Merger.

          ARTICLE II: EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  2.1 SHARES OF THE CONSTITUENT AND THE SURVIVING CORPORATIONS. At the Effective Time, by virtue of the Merger:

                           (A) Each share of capital  stock of Merger Sub issued
and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                           (B) Each share of Rotech  Common  Stock that is owned
by Rotech or any wholly owned subsidiary of Rotech shall automatically be canceled and retired and shall cease to exist.

                           (C) Each other share of Rotech  Common  Stock  issued
and outstanding at the Effective Time, without any further action by the holder thereof, shall be converted into the right to receive, and become exchangeable for a merger consideration (the "Merger Consideration") consisting of. 5806 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, $.001 par value, of IHS (the "IHS Common Stock," shares thereof, "IHS Shares" and the IHS Shares to be issued pursuant hereto, the "IHS Merger Shares").

                           (D)  If  after  the  date  hereof  and  prior  to the
Effective Time IHS shall have declared a stock split (including a reverse split) of IHS Common Stock or a dividend payable in IHS Common Stock, or any other distribution of securities or dividend (in cash (other than ordinary cash dividends) or otherwise) to holders of IHS Common Stock with respect to their IHS Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Merger Consideration shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

                  2.2      EXCHANGE OF CERTIFICATES.

                           (A) EXCHANGE AGENT.  Prior to the Effective Time, IHS
shall designate a bank or trust company or similar entity that is authorized to exercise corporate trust or stock powers, and which is reasonably acceptable to Rotech, to act as Exchange Agent with respect to the Merger (the "Exchange Agent"). At the Effective Time, IHS will deposit with the Exchange Agent, in trust for the holders of certificates which immediately prior to the Effective Time represented outstanding Rotech Shares (the "Certificates") certificates representing the aggregate number of IHS Merger Shares, into which the Rotech Shares were converted in the Merger in accordance with Section 2.1(c) hereof (as adjusted in accordance with subsection (c), below, with respect to dividends or distributions and in accordance with subsection (e), below, with respect to fractional shares).

                           (B)  EXCHANGE  PROCEDURES.   As  soon  as  reasonably
practicable, but no later than ten (10) business days after the Effective Time, IHS shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive Merger
Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such representations and warranties as to ownership and authority, and shall contain such other provisions as IHS may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the IHS Merger Shares into which Rotech Shares previously represented by such Certificates were converted in accordance with Section 2.1 (as adjusted in respect of dividends or distributions and fractional shares in accordance with subsections (c) and (e) below). Upon surrender of any Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole IHS Merger Shares which such holder has the right to receive pursuant to the provisions of Section 2.1 (as adjusted pursuant to subsections (c) and (e) below), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Rotech Shares which is not registered in the transfer records of Rotech, a certificate representing the proper number of IHS Merger Shares required by Section 2.1 (as adjusted pursuant to subsections (c) and (e) below) may be issued and delivered to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed

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

or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of IHS Common Stock to a person other than the registered holder of such Certificate or shall establish to the satisfaction of IHS that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the IHS Merger Shares into which Rotech Shares represented by such Certificate were converted and cash in lieu of any fractional shares of IHS Common Stock. No interest will be paid or will accrue on any cash dividends or distributions payable with respect to IHS Merger Shares. To the extent permitted by law, former stockholders of record of Rotech shall be entitled to vote after the Effective Time at any meeting of IHS stockholders the number of whole IHS Merger Shares into which their respective Rotech Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

                           (C) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.
No dividends or other distributions with respect to IHS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the IHS Merger Shares represented thereby and no cash payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of IHS Common Stock issued in exchange therefor, without interest, in addition to the other amounts payable under this Section 2.2, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of IHS Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of IHS Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of IHS Common Stock.

                           (D) NO FURTHER OWNERSHIP RIGHTS IN ROTECH SHARES. All
IHS Merger Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Rotech Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by applicable law.

                           (E) NO FRACTIONAL  SHARES.  No  certificates or scrip
representing fractional shares of IHS Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of IHS. Notwithstanding any other provision of this Agreement, each holder of Rotech Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of IHS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of IHS Common Stock multiplied by the Average IHS Trading Price. "Average IHS Trading Price" means the average closing New York Stock Exchange price of such stock for the thirty (30) trading day period ending on the date which is two (2) trading days prior to the Effective Time.

                           (F)   TERMINATION   OF  EXCHANGE   FUND.   Any  stock
certificates that remain undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered by the Exchange Agent to IHS, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to IHS for payment of Merger Consideration and any dividends or distributions with respect to IHS Merger Shares.

                           (G) NO LIABILITY.  None of IHS, Merger Sub, Rotech or
the Exchange Agent shall be liable to any person in respect of any IHS Merger Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any IHS Merger Shares, or any cash in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares or cash in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  2.3 CORPORATE ACTS OF MERGER SUB. All corporate acts, plans, policies, approvals and authorizations of Merger Sub, its stockholders, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to Merger Sub to the extent not inconsistent with those of this Plan of Merger.

              ARTICLE III: REPRESENTATIONS AND WARRANTIES OF ROTECH

                  Rotech hereby represents and warrants to IHS as follows:

                  3.1 ORGANIZATION AND STANDING OF ROTECH. Rotech is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of Rotech's Articles of Incorporation and By-Laws, and all amendments thereof to date, have been delivered to IHS and are complete and correct. Rotech has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it.

                  3.2 ROTECH CAPITAL STOCK. Rotech's authorized capital consists of 50,000,000 shares of Common Stock, par value $.0002 per share, of which 26,152,744 shares are issued and outstanding as of April 30, 1997 and 41,771 shares are held in treasury. All of the issued and outstanding Rotech Shares are duly and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.2 to the Disclosure Schedule delivered to IHS by Rotech at the time of the execution and delivery of this Plan of Merger (the "Rotech Disclosure Schedule"), there are no options, warrants, or similar rights granted by Rotech or any other agreements to which Rotech is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any Rotech Shares. Except as set forth on Exhibit 3.2 to the Rotech Disclosure Schedule, and except as permitted by this Plan of Merger, since the date of the "Rotech Balance Sheet" (as defined in Section 3.9, below) except pursuant to options, warrants, conversion rights or other contractual rights existing on such date, Rotech has not issued any shares of its capital stock, effected any stock split or otherwise changed its capitalization as it existed on such date.

                  3.3 SUBSIDIARIES. Except as set forth on Exhibit 3.3 to the Rotech Disclosure Schedule, Rotech does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Except as set forth on Exhibit 3.3 to the Rotech Disclosure Schedule, Rotech does not own, directly or indirectly, an equity interest in, and Rotech does not control, directly or indirectly, any other operating joint venture, partnership or limited liability company. Except as set forth on
Exhibit 3.3 to the Rotech Disclosure Schedule, there are no outstanding options, warrants or other agreements pursuant to which any person or entity has a right to acquire or be issued any capital stock or other interest in any Rotech Subsidiary. Exhibit 3.3 to the Rotech Disclosure Schedule accurately sets forth

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

Rotech's percentage ownership interest in each such entity. Except as set forth on Exhibit 3.3 to the Rotech Disclosure Schedule, each entity listed on Exhibit
3.3 to the Rotech Disclosure Schedule (each a "Rotech Subsidiary" and collectively, the "Rotech Subsidiaries") is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Except as set forth on Exhibit 3.3 to the Rotech Disclosure Schedule, each Rotech Subsidiary has all necessary corporate, partnership, limited partnership or limited liability company, as the case may be, power to own its properties and assets and to carry on its business as presently conducted. Except as set forth on
Exhibit 3.3 to the Rotech Disclosure Schedule, Rotech is not subject to any contractual obligation, contingent or otherwise, to purchase, and there are no rights to acquire, any additional interest in any such partnership or joint venture or any preemptive rights or rights of first refusal with respect to any outstanding interest in any such partnership or joint venture.

                  3.4  FOREIGN  QUALIFICATIONS.   Except as set forth on Exhibit
3.4 to the Rotech Disclosure Schedule, each of Rotech and the Rotech Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary.

                  3.5 POWER AND AUTHORITY. Subject to the satisfaction of the conditions precedent set forth herein, Rotech has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger (the "Transaction Documents"), and subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Certificate of Incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth on Exhibit 3.5 to the Rotech Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder approval the consummation of the Merger and the consummation of the transaction contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of Rotech or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument order arbitration award, judgment or decree, to which Rotech or any Rotech Subsidiary is a party, or by which any of them is bound, or violate any restrictions of any kind to which any of them are subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Rotech.

                  3.6  CONSENTS.    Except as set  forth on  Exhibit  3.6 to the
Rotech Disclosure Schedule, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Rotech.

                  3.7 ASSETS. As of the Closing, the consolidated assets of Rotech will include all of the tangible and intangible assets of Rotech as presently constituted, including, without limitation, cash and accounts receivable, and will be sufficient to carry on the business of Rotech and the Rotech Subsidiaries in the ordinary course as it is presently conducted; provided, however, that such assets shall not include inventory, supplies and other assets disposed of in the ordinary course of business, consistent with the prior practice of Rotech's business.

                  3.8 TRADEMARKS. Exhibit 3.8 to the Rotech Disclosure Schedule sets forth a complete and accurate list of all trademarks, service marks, or applications for any of the same, copyrights, and other items of intellectual property that are owned, possessed, or used by and which are material to Rotech or any of the Rotech Subsidiaries. There are no claims or proceedings pending or, to the knowledge of Rotech, overtly threatened against Rotech or any of the Rotech Subsidiaries asserting that the use of any of the aforementioned properties or rights infringes the rights of any other person, and, to the knowledge of Rotech, Rotech is not infringing in any material respect on the intellectual property rights of any other person.

                  3.9 REPORTS AND FINANCIAL STATEMENTS.

                      (A) Rotech has timely filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and the applicable rules of the NASD, since January 1, 1995 (collectively, as heretofore amended, the "Rotech SEC Reports"), and has previously furnished to IHS true and complete copies of all such Rotech SEC Reports. None of such reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Rotech SEC Reports presents fairly in all material respects the consolidated financial position of Rotech and the Rotech Subsidiaries as of the respective dates thereof, and the other related consolidated financial statements (including the related notes) included therein present fairly in all material respects the results of operations and cash flows of Rotech and the Rotech Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied ("GAAP") except as otherwise noted therein.

                      (B) Each of the balance sheets included in the "Rotech Quarterly Financial Statements" (as defined in Section 7.9) presents or will present fairly in all material respects, as the case may be, the consolidated financial position of Rotech and the Rotech Subsidiaries as of the respective dates thereof, and the other related consolidated financial statements included therein present or will present fairly in all material respects, as the case may be, the consolidated results of operations and cash flows of Rotech and the Rotech Subsidiaries, taken as a whole, for the periods reflected therein. The balance sheets and statements of income included in the Rotech Quarterly Financial Statements have been prepared in accordance with GAAP.

                      (C) Except as set forth on Exhibit 3.9(c) to the Rotech Disclosure Schedule, there are no liabilities of Rotech and the Rotech Subsidiaries on a consolidated basis which exceed $250,000 in any one case or $500,000 in the aggregate and which are not reserved against or disclosed in the balance sheet dated as of April 30, 1997, included in the Rotech SEC Reports (the "Rotech Balance Sheet"), as of the date thereof whether or not they are required to be so reserved or disclosed under GAAP.

                      (D) Except as disclosed on Exhibit 3.9(d) to the Rotech Disclosure Schedule and in the notes to the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Rotech SEC Reports, the consolidated financial statements included in the Rotech SEC Reports do not reflect any non-recurring or extraordinary income or expense reduction in excess of $500,000 in the aggregate not identified therein.

                  3.10 ACCOUNTS RECEIVABLE. The accounts receivable set forth on the Rotech Balance Sheet, and all accounts receivable arising since the date thereof, in respect of the business of Rotech and the Rotech Subsidiaries represent bona fide claims of Rotech and the Rotech Subsidiaries against debtors for sales, services performed, or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in material compliance with the applicable orders, contracts, or customer requirements. Said accounts receivable are subject to no material defenses, counterclaims, or rights of set-off and are fully collectible in the ordinary course of business, except in the aggregate to the extent of the appropriate reserves for doubtful accounts receivable as set forth on the Rotech Balance Sheet and, in the case of accounts receivable arising since the date thereof, in the aggregate to the extent of a reasonable reserve rate for doubtful accounts receivable which is not greater than the rate reflected by the reserve for doubtful accounts on the Rotech Balance Sheet.

                  3.11 EMPLOYEE BENEFIT PLANS; EMPLOYMENT MATTERS.

                      (A) Except as set forth on Exhibit 3.11 to the Rotech Disclosure Schedule, neither Rotech nor any Rotech Subsidiary has established or maintains or is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement, or other plan, program, or arrangement, or (iii) stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, or any other employee benefit plan, fund, or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed on Exhibit 3.11 (individually, a "Rotech Plan" and collectively, the "Rotech Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Rotech or any Rotech Subsidiary has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Rotech Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the Rotech Plans which is subject to Title IV of ERISA. No Rotech Plan has any accumulated funding deficiency or liability to the Pension Benefit Guaranty Corporation. Neither Rotech nor any of the Rotech Subsidiaries has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

                      (B) Except as set forth on Exhibit 3.11 to the Rotech Disclosure Schedule, neither Rotech nor any Rotech Subsidiary is a party to any oral or written (i) employment or consulting agreement providing for the payment of compensation in excess of $150,000 per year, (ii) union, guild, or collective bargaining agreement which agreement covers employees (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (iii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

                      (C) During the two years prior to the Closing Date, there has been no material adverse change in the relationship between Rotech and its employees nor any strike or material labor disturbance by such employees affecting Rotech's business and, to the knowledge of Rotech, there is no indication that such a change, strike, or labor disturbance is likely.

                  3.12  MEDICARE AND MEDICAID  PROGRAMS.  Except as set forth on
Exhibit 3.12 to the Rotech Disclosure Schedule, Rotech and the Rotech Subsidiaries, to the extent necessary to conduct their business in a manner consistent with past practice, are qualified for participation in Medicare and Medicaid programs. Except as set forth on Exhibit 3.12 to the Rotech Disclosure Schedules, Rotech and the Rotech Subsidiaries have no liability with respect to recoupment from the Medicare or Medicaid programs or any other third party reimbursement source that would exceed the reserves or allowances made therefor as set forth on the Rotech Balance Sheet, and Rotech has no knowledge for the assertion of any such recoupment claim that arose out of any transactions completed prior to the date hereof, and no Medicare or Medicaid investigation, survey, or audit is pending or, to the knowledge of Rotech, threatened with respect to the operation of the business of Rotech or any of the Rotech Subsidiaries, except to the extent that such investigation, survey, or audit is routine and is not reasonably likely to have a material adverse effect on Rotech and the Rotech Subsidiaries taken as a whole. None of Rotech, the Rotech Subsidiaries or, to the knowledge of Rotech, their licensed employees has been convicted of, or pled guilty or nolo contendere to any criminal offense related to any Medicare or Medicaid program while such person was an employee of Rotech or a Rotech Subsidiary or after the termination of such person's employment by Rotech or such subsidiary for acts committed while employed by Rotech or a Rotech Subsidiary, and, to the knowledge of Rotech, none of such employees has committed any offense which may serve as the basis for suspension, restriction, or exclusion of Rotech or any Rotech Subsidiary from the Medicare and Medicaid programs. Since January 1, 1996, neither Rotech nor any Rotech Subsidiary has received any notice from the Medicare or Medicaid programs or any other third party reimbursement source to the effect that the basis on which it receives reimbursement for its services is to be changed.

                  3.13 CONTRACTS, ETC.

                      (A) All contracts, leases, agreements, and arrangements (other than employment or consulting agreements) to which Rotech or any Rotech Subsidiary is a party which impose on Rotech or any Rotech Subsidiary, or confer on Rotech or any Rotech Subsidiary benefits, in any one instance, in excess of $250,000 per year, are legally valid, binding, and enforceable in accordance with their terms and in full force and effect, and Rotech has provided IHS with the opportunity to review all such documents. Rotech and the Rotech Subsidiaries and, to the knowledge of Rotech, all other parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements, and arrangements, and, Rotech and the Rotech Subsidiaries are not and, to the knowledge of Rotech, no other party is, in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder. Except as set forth on Exhibit 3.13(a) to the Rotech Disclosure Schedule, none of such contracts, leases, agreements, or arrangements will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

                      (B) Set forth on Exhibit 3.13(b) to the Rotech  Disclosure
Schedule is a list of (i) all contracts to which Rotech or a Rotech Subsidiary is a party which cannot be terminated or do not terminate within 12 months or less without cause or which obligate Rotech for amounts in excess of

$250,000, (ii) all contracts pursuant to which Rotech or any of the Rotech Subsidiaries receives reimbursement for its services in excess of $250,000 per year, (iii) all agreements or other arrangements pursuant to which Rotech or any Rotech Subsidiary is or may become obligated to pay any earn-out or other contingent consideration to any third party in connection with the acquisition of any stock, assets, or business, and (iv) all contracts pursuant to which Rotech or any of the Rotech Subsidiaries receives reimbursement for its services which individually or in the aggregate provide for a reduction in the reimbursement payable under such contracts in excess of $500,000.

                      (C) Except as set forth on Exhibit 3.13(c) to the Rotech Disclosure Schedule, neither Rotech nor any Rotech Subsidiary is party to any agreement for the sale of any of their respective assets, properties, or rights (including by means of any sale of their capital stock, merger, or otherwise ) in excess of $100,000, except for sales of inventory or supplies disposed of in the ordinary course of business, or has granted any right of first refusal or similar right in favor of any third party with respect to any portion of its properties or assets in excess of $100,000 (excluding Permitted Liens described in Section 3.16) or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

                      (D) True and complete copies of the contracts listed on Exhibits 3.13(a) - 3.13(c) to the Rotech Disclosure Schedule have been made available to IHS for inspection in connection with this Agreement.

                  3.14 SUBSEQUENT EVENTS. Except as set forth on Exhibit 3.14 to the Rotech Disclosure Schedule or as contemplated by this Plan of Merger, Rotech has not, since the date of the Rotech Balance Sheet:

                      (A) Incurred any material adverse change;

                      (B) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected on the Rotech Balance Sheet or (ii) liabilities incurred since the date of the Rotech Balance Sheet in the ordinary course of business;

                      (C) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income from operations of Rotech since the date of the Rotech Balance Sheet in the ordinary course of business;

                      (D) Mortgaged, pledged, or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, other than in the ordinary course of business;

                      (E) Acquired any assets, securities, or businesses in excess of $5,000,000 in any one transaction or sold or transferred any material assets, canceled any material debts or claims or waived any material rights;

                      (F) Granted any general or uniform increase in the rates of pay of employees or granted any material increase in salary payable or to become payable by Rotech to any officer or employee, consultant, or agent (except as provided by contract or bonus plan), or by means of any bonus or pension plan, contracts, or other commitment, increased in a material respect the compensation of any

Director, officer, employee, consultant or agent, provided that the foregoing shall not apply to the payment of bonuses to non-officer employees of Rotech in the ordinary course of business;

                      (G) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business;

                      (H) Issued any stock, bonds, or other securities or any options or rights to purchase any of its securities other than in connection with existing agreements; provided that, prior to the Effective Time, (i) Rotech shall be permitted to issue additional options to employees for the purchase of up to 100,000 shares at an exercise price of not less than the market value of such stock as of the respective dates on which such options are granted, (ii) Rotech shall be permitted to issue an aggregate of up to 750,000 shares of its capital stock in connection with acquisitions of assets, securities, and businesses, and (iii) Rotech shall be permitted to issue up to 20,000 additional shares of its capital stock in the aggregate for any other purpose;

                      (I) Suffered the loss of, terminated or modified any contract to which Rotech or a Rotech Subsidiary is party involving more than $250,000 of annual revenue or expense other than in accordance with their terms;

                      (J) Declared, set aside, or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or, directly or indirectly, redeemed, repurchased, or otherwise acquired any shares of its capital stock or made any commitment for any such action;

                      (K) Suffered any material casualty or loss not covered by insurance;

                      (L) Made any material change in applicable accounting principles;

                      (M) Closed any location from which it operated its business, except in the ordinary course of business; or

                      (N) Entered into any agreement or commitment to do any of the foregoing.

                  3.15 LICENSES; PERMITS; CERTIFICATES OF NEED. Rotech and each Rotech Subsidiary, as applicable, hold all licenses, certificates of need, and other governmental or other regulatory permits, authorizations or approvals required for the operation of Rotech's business ("Licenses"). Exhibit 3.15 to the Rotech Disclosure Schedule sets forth a description of all Licenses that are material to the operation of the business of Rotech or any of the Rotech Subsidiaries. Rotech and the Rotech Subsidiaries own, possess or otherwise have the exclusive legal right to use the Licenses, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. Rotech and the Rotech Subsidiaries are not in material default under any such License, and neither Rotech nor any Rotech Subsidiary has received any notice of any material default or any other material claim or proceeding relating to any such License. Each License is in full force and effect, and neither Rotech nor any of the Rotech Subsidiaries has received written notice of any proceeding to terminate or suspend any License or of any condition or event which, if uncured, would result in the termination or suspension of any License. Any and all past litigation concerning any Licenses, and all claims and causes of action raised therein, have been finally adjudicated, and in the case of such litigation finally adjudicated since the date of the Rotech Balance Sheet, such adjudication has not had a material adverse effect on Rotech or any Rotech Subsidiary. Except as set forth on Exhibit 3.15 to the Rotech Disclosure Schedule, no License has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal, or administrative), arbitration or other process is pending, or to the best knowledge of Rotech, threatened, which in any way challenges the validity of, or seeks to revoke, condition, or restrict any License.


                  3.16     TITLE, CONDITION OF PERSONAL PROPERTY.

                           (A) Rotech and the Rotech  Subsidiaries have good and
marketable title to, or valid and subsisting leasehold interests in, all of the personal property located at their places of business or used in connection with the operation of their businesses, subject to no mortgage, security interest, pledge, lien, claim, encumbrance or charge, or restraint on transfer whatsoever other than Permitted Liens (as defined below). No other person has any right to the use or possession of any of such property which is owned and, except for those which evidence Permitted Liens, Rotech has not signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. All of such personal property comprising equipment, improvements, furniture and other tangible personal property in use by Rotech, whether owned or leased, is in good operating condition and repair, subject to normal wear and tear, and is sufficient to enable Rotech to operate its business in a manner consistent with its operation during the immediately preceding twelve (12) months.

                           (B)  Except as set forth on  Exhibit  3.16(b)  to the
Rotech Disclosure Schedule, no tangible personal property used by Rotech or any of the Rotech Subsidiaries in connection with the operation of its business is subject to a lease, conditional sale, security interest or similar arrangement which requires annual payments in excess of $100,000. Rotech has delivered to IHS a complete and correct copy of each of the leases and other agreements listed on Exhibit 3.16(b) to the Rotech Disclosure Schedule. All of said personal property leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. Rotech is not in default (defined as the occurrence of an event under the applicable lease which, when added to defaults under any other such lease, would cause Rotech or any Rotech Subsidiary to suffer liability in an amount in excess of $500,000 on an aggregate basis) under any of such leases and there has not been asserted, either by or against Rotech under any of such leases, any written notice of default, set-off, or claim of default. To the best knowledge of Rotech, the parties to such leases other than Rotech are not in default of their respective obligations under any of such leases, and there has not occurred any event which with the passage of time or giving of notice (or both) would constitute such a default or breach under any of such leases.

                           (C)      "Permitted Liens" shall mean:

                                    (i)  carriers',  warehouseman's,  mechanics,
materialmen's, repairmen's or other like liens arising in the ordinary course of business which are (i) not overdue for a period of more than 30 days or (ii) which are being contested in good faith and by appropriate proceedings, provided that if such contest shall continue for more than 30 days, the amount thereof shall be bonded or properly reserved against at the end of such 30-day period;

                                    (ii) deposits to secure the  performance  of
bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

                                    (iii) pledges or deposits in connection with
worker's  compensation,   unemployment  insurance,  and  other  social  security
legislation;

                                    (iv) liens securing obligations of less than
$100,000 and which in the aggregate are not material and which do not materially affect the continued used of the property to which such liens attach; and

                                    (V) liens  described  on Exhibit  3.16(c) to
the Rotech Disclosure Schedule.


                  3.17     TITLE, CONDITION OF THE ROTECH REAL PROPERTY.

                           (A) Exhibit  3.17 to the Rotech  Disclosure  Schedule
identifies all real property owned or leased by Rotech or any of the Rotech Subsidiaries (the "Rotech Real Property"). Rotech and the Rotech Subsidiaries, as the case may be, have good and marketable title to the Rotech Real Property, free and clear of all liens, claims, charges, easements, encumbrances, and title exceptions of any kind whatsoever except for Permitted Liens.

                           (B) Except as set forth on Exhibit 3.17, there are no
leases or other agreements granting to any third party the right to use or occupy any of the Rotech Real Property and no person has any ownership interest or option or right of first refusal (which has not been waived) to acquire any ownership interest in any of the Rotech Real Property or any building or improvements thereon;

                           (C) No written  notices of violation have been issued
by any governmental authority and remain in effect which prohibit the existing use of the structures presently comprising the Rotech Real Property;

                           (D) To the  knowledge  of  Rotech,  there is no plan,
study, or effort by any governmental authority or agency which would in any material way affect the present use or zoning of any of the Rotech Real Property or any part thereof. To the knowledge of Rotech, there are no assessments or proposed assessments and there is no existing, proposed or contemplated plan to widen, modify, or realign any street or highway or any existing, proposed, or contemplated eminent domain proceedings that would in any material way affect any of the Rotech Real Property;

                           (E) The buildings and other  improvements  comprising
the Rotech Real Property and all of their systems, including without limitation, the heating, ventilating, and air conditioning systems, and the plumbing, electrical, mechanical, and drainage systems, and roofs are in good operating condition, repair, and working order, normal wear and tear excepted;

                           (F) No assessment  for public  improvements  has been
made against any of the Rotech Real Property that remains unpaid;

                           (G) All public  utilities  required for the operation
of any parcel of Rotech Real Property either enter the property through adjoining public streets, or if they pass through adjoining private land do so in accordance with valid easements. Each parcel of Rotech Real Property is adjacent to or has access to an abutting street;

                           (H) There are no easements  traversing  or contiguous
to any of the Rotech Real Property which interfere in any material respect with the use and operation of the Rotech Real Property; and

                      (I) Neither Rotech nor any of the Rotech Subsidiaries has received any written notice of material noncompliance from any governmental authority regarding any of the improvements constructed at the Rotech Real Property or the use or occupancy thereof which remains uncured.

                  3.18  LEGAL  PROCEEDINGS.   Other than as set forth on Exhibit
3.18 to the Rotech Disclosure Schedule, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of Rotech, overtly threatened against or affecting Rotech or any of the Rotech Subsidiaries, or Rotech's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

                  3.19 INSURANCE AND SURETY AGREEMENTS. Exhibit 3.19 to the Rotech Disclosure Schedule contains a true and correct list of: (a) all material policies of fire, liability and other forms of insurance held or owned by Rotech (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation); and (b) all material bonds, indemnity agreements and other agreements of suretyship made for or held by Rotech, including a brief description of the character of the bond or agreement and the name of the surety or indemnifying party. Exhibit 3.19 sets forth for each such insurance policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the annual premium and a brief description of the nature of insurance included under each such policy and of any claims made thereunder during the past two years. Such policies are owned by and payable solely to Rotech or a Rotech Subsidiary, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date. All insurance policies listed on Exhibit 3.19 are in full force and effect, all premiums due on or before the Closing Date have been or will be paid, financed or accrued on or before the Closing Date, Rotech has not been advised by any of its insurance carriers of an intention to terminate or modify any such policies other than under circumstances where Rotech has received a commitment for a replacement policy, nor has Rotech failed to comply with any of the material conditions contained in any such policies.

                  3.20 COMPLIANCE WITH LAWS IN GENERAL. Rotech is in material compliance with all Governmental Requirements (as defined herein). Except for notices of non-compliance as to which Rotech has taken corrective action acceptable to the applicable governmental agency, and as set forth in Exhibit
3.20 to the Rotech Disclosure Schedule, neither Rotech nor any of the Rotech Subsidiaries has, within the period of twelve months preceding the date of this Agreement, received any written notice that Rotech or such subsidiary fails to comply in any material respect with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local or other governmental agency having jurisdiction over their businesses ("Governmental Requirements"). Rotech shall report to IHS, within ten (10) business days after receipt thereof, any written notices that Rotech or any Rotech Subsidiary is not in compliance in any material respect with any of the foregoing.

                  3.21 COMMISSIONS AND FEES. Except for fees payable to Smith Barney Inc. ("Smith Barney") pursuant to the engagement letter dated January 30, 1997, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against IHS, Rotech or any Rotech Subsidiary resulting from any action taken by Rotech or its officers, directors, or agents, or any of them.

                  3.22 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Rotech has received an opinion of Smith Barney dated the date of this

Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Rotech Common Stock (the "Smith Barney Opinion").

                  3.23 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Rotech Shares entitled to vote thereon is the only vote of the holders of any class or series of Rotech capital stock or other securities (including debt securities) necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

                  3.24 INVENTORY. Rotech has recorded its inventory on the Rotech Balance Sheet in accordance with generally accepted accounting principles, consistently applied, subject to normal year-end audit adjustments. The inventory reflected in the Rotech Balance Sheet and not disposed of since such date is of good and merchantable quality, of a quantity and quality saleable in the ordinary course of business of Rotech and the Rotech Subsidiaries in accordance with past practices, and is adequate as of the date hereof for the business of Rotech and the Rotech Subsidiaries as conducted as of such date.

                  3.25 EQUIPMENT. Equipment used by Rotech and the Rotech Subsidiaries in the conduct of their business is, as of the date hereof, taken as a whole in good operating condition (reasonable wear and tear excepted) and is sufficient to carry on the business of Rotech and the Rotech Subsidiaries in the ordinary course as it is presently conducted.

                  3.26 TAX RETURNS.

                       (A) Except as set forth on Exhibit 3.26 to the Rotech Disclosure Schedule, (i) all Tax (as defined below) returns, statements, reports and forms or extensions with respect thereto required to be filed with any Federal, state, local or other governmental department or court or other authority having jurisdiction over it ("Governmental Authority") on or before
the  Closing  Date  by  or  on  behalf  of  Rotech  or  any  Rotech   Subsidiary
(collectively, the "Tax Returns"), have been or will be timely filed on or before the Closing Date in accordance in all material respects with all applicable Governmental Requirements; and (ii) Rotech and the Rotech Subsidiaries have timely paid all Taxes payable by them, except for Tax obligations which in any one instance do not exceed $50,000 and which do not exceed $250,000 in the aggregate.

                       (B) For purposes of this Agreement, "Tax" means any net income, gross income, sales, use, franchise, personal, or real property tax.

                  3.27 ENCUMBRANCES CREATED BY THIS AGREEMENT. Execution and delivery of this Agreement, or any of Rotech's Transaction Documents, does not, and the consummation of the transactions contemplated hereby or thereby will not, create any liens or other encumbrances on any assets of Rotech or any of the Rotech Subsidiaries in favor of third parties.

                  3.28 NO UNTRUE STATEMENT. None of the representations and warranties made pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation not misleading in any material respect.

                  3.29 LEASEHOLD INTERESTS. Exhibit 3.29 to the Rotech Disclosure Schedule sets forth a complete and correct list of all leases pursuant to which Rotech or any of the Rotech Subsidiaries leases real property. Except as set forth on Schedule 3.29, the change of control of Rotech or any of the Rotech Subsidiaries as a result of the Merger will not be deemed an assignment or other transfer of the tenant's interest under any such lease which would require consent of the landlord thereunder. Each of Rotech and the Rotech Subsidiaries has valid leasehold interests in all such real property free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except for Permitted Liens. Rotech has provided to IHS access to complete and correct copies of the leases identified in Exhibit 3.29.

                  3.30 BINDING EFFECT. This Agreement and all Transaction Documents executed by Rotech constitute the legal, valid and binding obligations of such party, enforceable against Rotech in accordance with their respective terms, subject to applicable bankruptcy and insolvency laws and laws affecting creditors' rights and the enforcement thereof generally.

                  3.31 QUESTIONABLE PAYMENTS. Rotech and the Rotech Subsidiaries have not made, and no employee, agent, or other representative of any of them, and no affiliate of Rotech, (a) has used any corporate funds of Rotech to make any illegal or unlawful payment to any officer, employee, representative, agent of any government, or to any political party or official thereof, including, without limitation, any of same that would violate the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received any illegal payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or recommendations or otherwise in connection with the operation of Rotech's business, and no director, officer, or controlling person of Rotech has done any of the foregoing, whether or not in connection with the operation of Rotech's business.

                  3.32 COMPLIANCE WITH HEALTHCARE  LAWS.  Except as set forth on
Exhibit 3.32 to the Rotech Disclosure Schedule, Rotech, the Rotech Subsidiaries and each of their licensed employees is in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any governmental authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section WP-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs) commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section WP (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute") (collectively, "Healthcare Laws"). Rotech and the Rotech Subsidiaries have maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws, and, to the knowledge of Rotech, there are no presently existing circumstances which would result or likely would result in violations of Healthcare laws which could reasonably be expected to have a material adverse effect on Rotech and the Rotech Subsidiaries taken as a whole. Exhibit 3.32 to the Rotech Disclosure Schedule includes a copy of the IHS healthcare law questionnaire which has been accurately completed by Rotech and does not contain any material misstatement of any fact and does not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

                  3.33 ENVIRONMENTAL MATTERS. Rotech and the Rotech Subsidiaries are in compliance in all material respects with all environmental laws applicable to them and their business and assets, including, without limitation, the Resource Conversation and Recovery Act of 1976, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Federal Water Pollution Control Act (as amended by the Clean Water Act), the Federal Toxic Substances Act and the Clean Air Act, each as amended to date.

            ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Merger Sub and IHS, jointly and severally, hereby represent and warrant to Rotech as follows:

                  4.1 ORGANIZATION, EXISTENCE, AND CAPITAL STOCK. Merger Sub is a corporation duly organized and validly existing and is in good standing under the laws of the State of Florida. Merger Sub's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of IHS.

                  4.2 POWER AND AUTHORITY. Merger Sub has the corporate power to execute, deliver, and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents.
Execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of Merger Sub, or any agreement, instrument, order, judgment or decree to which Merger Sub is a party or by which it is bound, violate any restrictions of any kind to which Merger Sub is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Merger Sub.

                  4.3 COMMISSIONS AND FEES. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Plan of Merger resulting from any action taken by Merger Sub or any of its officers, Directors, or agents.

                  4.4 NO SUBSIDIARIES. Merger Sub does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

                  4.5 LEGAL PROCEEDINGS. There are no actions, suits, or proceedings pending or threatened against Merger Sub, at law or in equity, relating to or affecting Merger Sub, including the Merger.

                  4.6 NO CONTRACTS OR LIABILITIES. Other than the obligations created under this Plan of Merger, Merger Sub has no obligations or liabilities (contingent or otherwise) under any contracts, claims, leases, loans, or otherwise.

                ARTICLE V: REPRESENTATIONS AND WARRANTIES OF IHS

         IHS represents and warrants to Rotech as follows:

                  5.1 ORGANIZATION AND STANDING OF IHS. IHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of IHS's Articles of Incorporation and By-Laws, and all amendments thereof to date, have been delivered to Rotech and are complete and correct. IHS has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it.

                  5.2  IHS CAPITAL STOCK.  IHS's authorized  capital consists of
(i) 150,000,000 shares of Common Stock, par value $.001 per share, of which 24,665,489 shares are issued and outstanding as of March 31, 1997, and none of which shares are held in treasury, and (ii) 15,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding IHS Shares are duly and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 5.2 to the Disclosure Schedule delivered to Rotech by IHS at the time of the execution and delivery of this Plan of Merger (the "IHS Disclosure Schedule"), as of May 31, 1997, there were no options, warrants, or similar rights granted by IHS or any other agreements to which IHS is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any IHS Shares. Except as set forth on
Exhibit 5.2 to the IHS Disclosure Schedule, since the date of the "IHS Balance Sheet" (as defined in Section 5.9, below), except pursuant to options, warrants, conversion rights or other contractual rights existing on such date, IHS has not issued any shares of its capital stock, effected any stock split or otherwise changed its capitalization as it existed on such date.

                  5.3 SUBSIDIARIES. Each operating subsidiary of IHS (each an "IHS Subsidiary" and collectively, the "IHS Subsidiaries") is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each IHS Subsidiary has all necessary corporate, partnership, limited partnership or limited liability company, as the case may be, power to own its properties and assets and to carry on its business as presently conducted. There are no outstanding options, warrants, or other agreements pursuant to which any person or entity has a right to acquire or be issued any material portion of the capital stock or other material interest in any IHS
Subsidiary the revenues or assets of which are material to the revenues or assets of IHS and the IHS Subsidiaries taken as a whole.

                  5.4 FOREIGN QUALIFICATIONS. Each of IHS and the IHS Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary.

                  5.5 POWER AND AUTHORITY. Subject to the satisfaction of the conditions precedent set forth herein, IHS has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Certificate of Incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth on Exhibit
5.5 to the IHS Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder approval the consummation of the Merger and the consummation of the transaction contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of IHS or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree, to which IHS or any IHS Subsidiary is a party, or by which any of them is bound, or violate any restrictions of any kind to which any of them are subject. Execution and delivery of this Plan of Merger has been approved by the Board of Directors of IHS.

                  5.6 CONSENTS. Except as set forth on Exhibit 5.6 to the IHS Disclosure Schedule, no authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by IHS, other than as may be required by or on behalf of Rotech or any Rotech Subsidiary by reason of the change of control resulting from the Merger.

                  5.7  REPORTS AND FINANCIAL STATEMENTS.

                           (A) IHS has timely  filed all reports  required to be
filed with the Securities and Exchange Commission (the "SEC") pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and the applicable rules of the NYSE, since January 1, 1995 (collectively, as heretofore amended, the "IHS SEC Reports"), and has previously furnished to Rotech true and complete copies of all such IHS SEC Reports. None of such reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the balance sheets (including the related notes) included in the IHS SEC Reports fairly presents the consolidated financial position of IHS and the IHS Subsidiaries as of the respective dates thereof, and the other related consolidated financial statements (including the related notes) included therein fairly present the results of operations and cash flows of IHS and the IHS Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP except as otherwise noted therein.

                           (B) Each of the balance  sheets  included in the "IHS
Quarterly Financial Statements" (as defined in Section 7.9) fairly presents or will present, as the case may be, the consolidated financial position of IHS and the IHS Subsidiaries as of the respective dates thereof, and the other related consolidated financial statements included therein fairly present or will present, as the case may be, the consolidated results of operations and cash flows of IHS and the IHS Subsidiaries, taken as a whole, for the periods reflected therein. The balance sheets and statements of income included in the IHS Quarterly Financial Statements have been prepared in accordance with GAAP except for the notes thereto (if any).

                           (C) There are no material  liabilities of IHS and the
IHS Subsidiaries on a consolidated basis which are not reserved against or disclosed in the balance sheet dated as of March 31, 1997, included in the IHS SEC Reports (the "IHS Balance Sheet"), as of the date thereof whether or not they are required to be so reserved or disclosed under GAAP.

                           (D) The consolidated financial statements included in
the IHS SEC Reports do not reflect any material non-recurring or extraordinary income not identified therein.

                  5.8 MEDICARE AND MEDICAID PROGRAMS. IHS and the IHS Subsidiaries, to the extent necessary to conduct their business in a manner consistent with past practice, are qualified for participation in Medicare and Medicaid programs. IHS and the IHS Subsidiaries have no liability with respect to recoupment from the Medicare or Medicaid programs or any other third party reimbursement source that would materially exceed the reserves or allowances made therefor as set forth on the financial Statements included in the IHS Balance Sheet, and IHS has no knowledge for the assertion of any such recoupment claim that arose out of any transactions completed prior to the date hereof, and no material Medicare or Medicaid investigation, survey, or audit is pending or, to the knowledge of IHS, threatened with respect to the operation of the business of IHS or any of the IHS Subsidiaries, except to the extent that such investigation, survey, or audit is routine and is not reasonably likely to have a material adverse effect on IHS and the IHS Subsidiaries. None of IHS, the IHS Subsidiaries or, to the knowledge of IHS, their licensed employees has been convicted of, or pled guilty or nolo contendere to any criminal offense related to any Medicare or Medicaid program while such person was an employee of IHS or an IHS Subsidiary or after the termination of such person's employment by IHS or such subsidiary for acts committed while employed by IHS or an IHS Subsidiary, and, to the knowledge of IHS, none of such employees has committed any offense which may serve as the basis for suspension or exclusion of IHS or any IHS Subsidiary from the Medicare and Medicaid programs. Since January 1, 1996, neither IHS nor any IHS Subsidiary has received any notice from the Medicare or Medicaid programs or any other third party reimbursement source to the effect that the basis on which it receives reimbursement for its services is to be changed.

                  5.9 CONTRACTS, ETC. All material contracts, leases, agreements, and arrangements to which IHS or any IHS Subsidiary is a party are legally valid, binding, and enforceable in accordance with their terms and in full force and effect, and IHS has provided Rotech with the opportunity to review and copy all such documents. IHS and the IHS Subsidiaries and, to the knowledge of IHS, all other parties to such contracts, leases, agreements and arrangements have complied in all material respects with the provisions of such contracts, leases, agreements, and arrangements, and IHS and the IHS Subsidiaries are not and, to the knowledge of IHS, no other party is, in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, when the invalidity of the lease, contract, agreement, or arrangement, or the default or breach thereunder, would not, individually or in the aggregate, have a material adverse effect on IHS and the IHS Subsidiaries, taken as a whole.

                  5.10 SUBSEQUENT EVENTS. Except as set forth on Exhibit 5.10 to the IHS Disclosure Schedule or as contemplated by this Plan of Merger, IHS has not, since the date of the IHS Balance Sheet:

                           (A) incurred any material adverse change;

                           (B)  Through  the date of this  Plan of  Merger,  and
except for this Plan of Merger and any other agreement delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business;

                           (C) Through  the date of this Plan of Merger,  issued
in any material amount any stock, bonds, or other securities or any options or rights to purchase any of its securities other than in connection with existing agreements;

                           (D)  Suffered  any  material  casualty  or  loss  not
covered by insurance;

                           (E) Made any material change in applicable accounting
principles;

                           (F) Closed any  location  from which it operated  any
material part of its business; or

                           (G) Entered into any  agreement or  commitment  to do
any of the  foregoing.

                  5.11 LEGAL  PROCEEDINGS.  Other  than as set forth on  Exhibit
5.11 to the IHS Disclosure Schedule, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of IHS, overtly threatened against or affecting IHS or any of the IHS Subsidiaries, or IHS's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

                  5.12 COMPLIANCE WITH LAWS IN GENERAL. IHS is in material compliance with all Governmental Requirements (as defined herein). Except for notices of non-compliance as to which IHS has taken corrective action acceptable to the applicable governmental agency, neither IHS nor any of the

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IHS  Subsidiaries  has, within the period of twelve months preceding the date of this Agreement, received any written notice that IHS or such subsidiary fails to comply in any material respect with any applicable Federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of any Federal, state, local or other governmental agency having jurisdiction over their businesses ("Governmental Requirements"). IHS shall report to Rotech, within five (5) business days after receipt thereof, any written notices that IHS or any IHS Subsidiary is not in compliance in any material respect with any of the foregoing.

                  5.13 COMMISSIONS AND FEES. Except for fees payable to Donaldson Lufkin & Jenrette Securities Corporation pursuant to the engagement letter dated July 2, 1997, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against IHS or any IHS Subsidiary resulting from any action taken by IHS or its officers, directors, or agents, or any of them.

                  5.14 FAIRNESS OPINION. The Board of Directors of IHS has received from Donaldson Lufkin & Jenrette Securities Corporation an opinion (the "IHS Fairness Opinion") dated of even date herewith that the Exchange Ratio is fair to the stockholders of IHS from a financial point of view.

                  5.15 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding IHS Shares entitled to vote thereon is the only vote of the holders of any class or series of IHS capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

                  5.16 NO UNTRUE STATEMENT. None of the representations and warranties made pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation not misleading in any material respect.

                  5.17 BINDING  EFFECT.   This  Agreement  and  all  Transaction
Documents executed by IHS constitute the legal, valid and binding obligations of such party, enforceable against IHS in accordance with their respective terms.

                  5.18 QUESTIONABLE PAYMENTS. IHS and the IHS Subsidiaries have not made, and no employee, agent, or other representative of any of them, and no affiliate of IHS, (a) has used any corporate funds of IHS to make any illegal or unlawful payment to any officer, employee, representative, agent of any government, or to any political party or official thereof, including, without limitation, any of same that would violate the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received any illegal payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or recommendations or otherwise in connection with the operation of IHS's business, and no director, officer, or controlling person of IHS has done any of the foregoing, whether or not in connection with the operation of IHS's business.

                  5.19 COMPLIANCE WITH HEALTHCARE LAWS. IHS, the IHS Subsidiaries, and each of their licensed employees is in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any governmental authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42

U.S.C. Section WP-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs) commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section WP
(Prohibition Against Certain Referrals), commonly referred to as "Stark Statute") (collectively, "Healthcare Laws"). IHS and the IHS Subsidiaries have maintained all records required to be maintained by the Food and Drug
Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws, and, to the knowledge of IHS, there are no presently existing circumstances which would result or likely would result in violations of Healthcare laws which could reasonably be expected to have a material adverse effect on IHS and the IHS Subsidiaries. Exhibit 5.19 to the IHS Disclosure Schedule sets forth a copy of the Rotech healthcare law questionnaire which has been accurately completed by IHS and does not contain any material misstatement of any fact and does not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

                  5.20 INSURANCE COVERAGE. All insurance policies of IHS are in full force and effect, contain coverage in amounts and against such losses and risks as are generally maintained by comparable businesses, all premiums due on or before the Closing Date have been or will be paid, financed or accrued on or before the Closing Date, IHS has not been advised by any of its insurance carriers of an intention to terminate or modify any such policies other than under circumstances where IHS has received a commitment for a replacement policy, nor has IHS failed to comply with any of the material conditions contained in any such policies.

                  5.21 MERGER SUB COMMON STOCK. IHS owns, beneficially and of record, all of the issued and outstanding shares of Common Stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. IHS has the corporate power to endorse and surrender such hares of Merger Sub Common Stock for conversion pursuant to this Plan of Merger. IHS has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

                  5.22 REGULATORY APPROVALS. IHS and each IHS Subsidiary holds all licenses, permits, certificates of need, and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted. All such licenses, permits, certificates of need, and other regulatory approvals relating to the business, operations, and facilities of IHS and the IHS Subsidiaries are in full force and effect. Except as may be disclosed on Schedule 5.11 to the IHS Disclosure Schedule, any and all past litigation concerning such licenses, permits, certificates of need, and regulatory approvals, and all claims and causes of action raised therein have been finally adjudicated. No such license, permit, certificate of need, or regulatory approval has been revoked, conditioned (except as may be customary) or restricted in any manner, and no action (equitable, legal, or administrative), arbitration or other process is pending, or to the best knowledge of IHS, threatened, which in any way challenges the validity of, or seeks to revoke, condition, or restrict any such license, permit, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the consummation of the Merger will not violate any legal restriction to which IHS or an IHS Subsidiary is subject.

                  5.23 ACCOUNTS RECEIVABLE. Since the date of the IHS Balance Sheet, IHS has not changed any principle or practice with respect to the recordation of accounts receivable, calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. IHS is in substantial compliance with the terms and conditions of all third-party payer arrangements relating to its accounts receivable.

                  5.24 RETIREMENT OR RE-ACQUISITION OF IHS COMMON STOCK. None of IHS and the IHS Subsidiaries has agreed directly or indirectly to retire or re-acquire all or part of the shares of IHS Common Stock issued pursuant to
Section 2.1 hereof.

                  5.25 TRADEMARKS. There are no claims or proceedings pending or, to the knowledge of IHS, overtly threatened against IHS or any of the IHS Subsidiaries asserting that the use of any of the trademarks, service marks, or applications for any of the same, copyrights, and other items of intellectual property that are owned, possessed or used by and which are material to IHS infringes the rights of any other person, and, to the knowledge of IHS, IHS is not infringing in any material respect on the intellectual property rights of any other person.

                  5.26 EMPLOYEE BENEFIT PLANS; EMPLOYMENT MATTERS.

                       (A) Any (i) bonus or other type of incentive compensation plan, program, or arrangement (whether or not set forth in a written document),
(ii) pension, profit-sharing, retirement, or other plan, program, or arrangement, and (iii) stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, or any other employee benefit plan, fund, or program, including, but not limited to, those described in Section 3(3) of ERISA, established or maintained by IHS or which IHS is obligated to make contributions to or under or otherwise participate in (individually, a "IHS Plan" and collectively, the "IHS Plans") has been operated and administered in all material respects in accordance with, as applicable, ERISA, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by IHS or any IHS Subsidiary has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the IHS Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the IHS Plans which is subject to Title IV of ERISA. No IHS Plan has any accumulated funding deficiency or liability to the Pension Benefit Guaranty Corporation. Neither IHS nor any of the IHS Subsidiaries has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

                       (B) During the two years prior to the Closing Date, except to the extent that any of the foregoing would not have a material adverse effect on IHS and the IHS Subsidiaries taken as a whole, there has been no material adverse change in the relationship between IHS and its employees nor any strike or material labor disturbance by such employees affecting IHS's business and, to the knowledge of IHS, there is no indication that such a change, strike, or labor disturbance is likely.

                  5.27 ENVIRONMENTAL MATTERS. IHS and the IHS Subsidiaries are in compliance with all environmental laws applicable to them and their business and assets, including, without limitation, the Resource Conversation and Recovery Act of 1976, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Federal Water Pollution Control Act (as amended by the Clean Water Act), the Federal Toxic Substances Act and the Clean Air Act, each as amended to date, except where the failure to be in compliance with such laws would not have a material adverse effect on IHS and the IHS Subsidiaries taken as a whole.

                  5.28 IHS COMMON STOCK. On the Closing Date, IHS will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of Rotech Shares in accordance with the provisions of this Plan of Merger. The IHS Common Stock to be issued pursuant to this Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, (ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) listed on the NYSE, upon official notice of issuance.


          ARTICLE VI: INFORMATION AND RECORDS CONCERNING ROTECH AND ITS
                                  SUBSIDIARIES

                  6.1 ACCESS TO ROTECH INFORMATION AND RECORDS BEFORE CLOSING. Prior to the Closing Date, IHS may make, or cause to be made, such investigation of Rotech's (it being understood that, for the purpose of this Article VI, "Rotech" shall be deemed to refer collectively to Rotech and the Rotech Subsidiaries listed on Schedule 3.3) financial and legal condition as IHS deems necessary or advisable to familiarize itself with Rotech and/or matters relating to its history or operation. Rotech shall permit IHS and its authorized representatives (including legal counsel and accountants), to have full access to Rotech's books and records upon reasonable notice and during normal business hours, and Rotech will furnish, or cause to be furnished, to IHS such financial and operating data and other information and copies of documents with respect to Rotech's products, services, operations and assets as IHS shall from time to time reasonably request. Documents to which IHS shall have access shall include, but not be limited to, Rotech's tax returns and related work papers since their inception; and Rotech shall make, or cause to be made, extracts thereof as IHS or their representatives may request from time to time to enable IHS and their representatives to investigate the affairs of Rotech and the accuracy of the representations and warranties made in this Agreement. Rotech shall cause their accountants to cooperate with IHS and to disclose the results of audits relating to Rotech and to produce the working papers relating thereto. Without limiting any of the foregoing, it is agreed that IHS will have full access to any and all agreements between and among the previous and current shareholders regarding their ownership of shares or the management or operation of Rotech. Access of IHS pursuant to the foregoing shall be initiated and coordinated only through William P. Kennedy, Stephen P. Griggs, Rebecca R. Irish, Janet L. Ziomek, or such other persons as Rotech may from time to time designate. All such access shall be granted at a reasonable time and upon reasonable notice.

                  6.2 ACCESS TO IHS INFORMATION AND RECORDS BEFORE CLOSING. Prior to the Closing Date, Rotech may make, or cause to be made, such investigation of IHS's (it being understood that, for the purpose of this Article VI, "IHS" shall be deemed to refer collectively to IHS and the IHS Subsidiaries) financial and legal condition as Rotech deems necessary or advisable to familiarize itself with IHS and/or matters relating to its history or operation. IHS shall permit Rotech and its authorized representatives (including legal counsel and accountants), to have full access to IHS's books and records upon reasonable notice and during normal business hours, and IHS will furnish, or cause to be furnished, to Rotech such financial and operating data and other information and copies of documents with respect to IHS's products, services, operations and assets as Rotech shall from time to time reasonably request. Documents to which Rotech shall have access shall include, but not be limited to, IHS's tax returns and related work papers since their inception; and IHS shall make, or cause to be made, extracts thereof as Rotech or their representatives may request from time to time to enable Rotech and their representatives to investigate the affairs of IHS and the accuracy of the representations and warranties made in this Agreement. IHS shall cause their accountants to cooperate with Rotech and to disclose the results of audits relating to IHS and to produce the working papers relating thereto. Without limiting any of the foregoing, it is agreed that Rotech will have full access to any and all agreements between and among the previous and current shareholders regarding their ownership of shares or the management or operation of IHS. Access of Rotech pursuant to the foregoing shall be initiated and coordinated only through Taylor Pickett, Brian K. Davidson, Marshall A. Elkins, Brad Bennett, or such other persons as IHS may from time to time designate. All such access shall be granted at a reasonable time and upon reasonable notice.

                  6.3 RETURN OF RECORDS. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees promptly to return upon request all documents, contracts, records, or properties of the other party and all copies thereof furnished pursuant to this Article VI or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Evaluation Material" under the terms of the Confidentiality Agreements, dated June 12, 1997 and June 16, 1997, respectively, between Rotech and IHS (the "Confidentiality Agreements").

                  6.4  EFFECT OF ACCESS.

                       (A) Nothing contained in this Article VI shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity, or enforceability of any contract, lease or, other asset included in the assets of the other party.

                       (B) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties.

                             ARTICLE VII: COVENANTS

                  7.1 PRESERVATION OF BUSINESS. Prior to the Effective Time or the termination of this Agreement, Rotech will conduct its business in the ordinary course. Rotech will use its commercially reasonable best efforts to preserve the business organization of Rotech intact, to keep available to IHS and the Surviving Corporation the services of the present employees of Rotech, and to preserve for IHS and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Rotech.

                  7.2 MATERIAL TRANSACTIONS BY ROTECH. Prior to the Effective Time, without first obtaining the written consent of IHS, Rotech will not, and will not permit any Rotech Subsidiary to (in each case other than (i) as contemplated by the terms of the Plan of Merger and the other documents contemplated hereby, (ii) with respect to transactions for which there is a binding commitment existing prior to the date hereof and disclosed in the Rotech Disclosure Schedules, (iii) transactions described on Exhibit 7.2 to the Rotech Disclosure Schedule which do not vary materially from the terms set forth on such Exhibit 7.2 or as otherwise disclosed herein):

                           (A) Encumber any asset or enter into any  transaction
or make any contract or commitment relating to the properties, assets and business of Rotech, other than in the ordinary course of business;

                           (B) Acquired any assets, securities, or businesses in
excess of $5,000,000 in any one transaction;

                           (C) Enter into any  employment  contract which is not
terminable upon notice of 90 days or less, at will, and without penalty except as provided herein and except in the ordinary course of Rotech's business;

                           (D) Enter into any  contract or  agreement  which (i)
cannot be terminated or does not terminate within 12 months or less without cause or (ii) obligates Rotech for amounts in excess of $250,000;

                           (E) Make any payment or  distribution  to the trustee
under any bonus, pension, profit-sharing or retirement plan or arrangement, or incur any obligation to make any such payment or contribution which is not in accordance with Rotech's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

                           (F) Guarantee the obligations of any person,  firm or
corporation, except in the ordinary course of business consistent with prior practices;

                           (G)  Amend  its   Certificates  of  Incorporation  or
By-laws;

                           (H) Except pursuant to options, warrants,  conversion
rights or other contractual rights disclosed on Exhibit 3.2 to the Rotech Disclosure Schedule, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization, provided that Rotech shall be permitted to issue additional options to employees for the purchase of up to 100,000 shares at an exercise price of not less than the market value of such stock as of the respective dates on which such options are granted;

                           (I) Take  any  action  of a  character  described  in
Section 3.14(b) to 3.14(n), inclusive, other than 3.14(h).

                  7.3      MEETINGS OF STOCKHOLDERS.

                           (A)  Rotech   will  take  all  steps   necessary   in
accordance with its Certificate of Incorporation and By-laws to call, give notice of, convene and hold a meeting of its stockholders (the "Rotech Stockholders Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of Rotech (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to its stockholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders of Rotech in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its stockholders of this Plan of Merger and the transactions contemplated hereby.

                           (B) IHS will take all steps  necessary in  accordance
with its Certificate of Incorporation and By-laws to call, give notice of , convene and hold a meeting of its stockholders (the "IHS Stockholders Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purposes of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of IHS (subject to the provisions of Section 8.1(f) hereof) will (i) recommend to its stockholders the approval of this plan or Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders of IHS in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its stockholders of this Plan of Merger and the transactions contemplated hereby.


                  7.4      REGISTRATION STATEMENT.

                           (A) IHS shall  prepare  and file with the SEC and any
other applicable regulatory bodies, as soon as reasonably practicable a Registration Statement on Form S-4 with respect to the shares of IHS Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act. Such Registration Statement shall contain a joint proxy statement of IHS and Rotech (the "Proxy Statement") containing the information required by the Exchange Act. Rotech shall cooperate with IHS in the preparation and filing of the Registration Statement and Proxy Statement, and promptly will provide to IHS all such information, including pro forma financial information, as IHS may reasonably request for inclusion in such filings. IHS shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. IHS shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading; provided that if such statements or misstatements accurately reflect information supplied for inclusion in the Registration Statement by Rotech, such obligation shall adhere only upon Rotech's supplying to IHS corrective information, which Rotech hereby agrees to provide promptly. IHS and Rotech shall use their respective reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. IHS shall provide Rotech with copies of all filings made pursuant to this Section 7.4 and shall consult with Rotech on responses to any comments made by the Staff of the SEC with respect thereto.

                  (B) Rotech covenants that the information supplied by Rotech for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time any amendment or supplement thereto is declared effective, at the time the Proxy Statement is first mailed to holders of Rotech Common Stock and IHS Common Stock, at the respective times of the IHS and Rotech Stockholders Meetings, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Rotech covenants that the information supplied by Rotech for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Rotech Common Stock and IHS Common Stock, at the time any amendment or supplement thereto is declared effective, at the respective times of the IHS and Rotech Stockholders Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Rotech, or its officers or Directors, should be discovered by Rotech which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Rotech shall promptly inform IHS. Rotech covenants that all documents, if any, that Rotech is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                  (C) IHS covenants that the information supplied by IHS for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time any amendment or supplement thereto is declared effective, at the time the Proxy Statement is first mailed to holders of Rotech Common Stock and IHS Common Stock, at the respective times of the IHS and Rotech Stockholders Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by IHS for inclusion in the Proxy Statement to be sent to the holders of Rotech Common Stock and IHS Common Stock in connection with the IHS and Rotech Stockholders Meetings shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Rotech Common Stock and IHS Common Stock, at the respective times of the IHS and Rotech Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to IHS or its officers or directors should be discovered by IHS which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, IHS shall promptly inform Rotech and shall promptly file such amendment to the Registration Statement. All documents that IHS is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                  (D) Prior to the Closing Date, IHS shall use its reasonable, good faith efforts to cause the shares of IHS Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the IHS Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

                  (E) Prior to the Closing Date, IHS shall file a Subsequent Listing Application with the NYSE relating to the shares of IHS Common Stock to be issued in connection with the Merger, and shall use its best efforts to cause such shares of IHS Common Stock to be approved for listing on the NYSE, upon official notice of issuance, prior to the Closing Date.

                  (F) Rotech shall furnish all information to IHS with respect to Rotech as IHS may reasonably request for inclusion in or in connection with the Registration Statement and Proxy Statement and shall otherwise cooperate with IHS in the preparation and filing of such documents

                  7.5 EXEMPTION FROM STATE TAKEOVER LAWS. Rotech shall take all reasonable steps necessary and within its power to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of Rotech's Board of Directors.

                  7.6 HSR ACT COMPLIANCE. IHS and Rotech shall promptly make their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger and the transactions contemplated hereby. IHS and Rotech will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

                  7.7 PUBLIC DISCLOSURES. IHS and Rotech will consult with each other before issuing any press release or otherwise making any public statement with respect to the transaction contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the NYSE and NASDAQ. The parties shall issue a joint press release, mutually acceptable to IHS and Rotech, promptly upon execution and delivery of this Plan or Merger.

                  7.8 RESIGNATION OF ROTECH DIRECTORS AND EXECUTIVE OFFICERS. On or prior to the Closing Date, Rotech shall deliver to IHS evidence satisfactory to IHS of the resignation of the Directors and executive officers of Rotech, such resignations to be effective on the Closing Date.

                  7.9  INTERIM FINANCIAL STATEMENTS; EXCHANGE ACT REPORTS.

                           (A) Rotech covenants that prior to the Effective Time
or earlier termination of this Agreement, it will deliver to IHS a balance sheet, income statement and statement of cash flow as of and for (i) the one-month period ending the last day of each month subsequent to the date of this Agreement that is not the last month of a fiscal quarter that such consolidated financial statements will be delivered within 30 days following the end of each such month, and (ii) the three-month period ending on the last day of each fiscal quarter (the "Rotech Quarterly Financial Statements"), which quarterly statement will be delivered within 30 days following the end of each such quarter.

                           (B) IHS covenants that prior to the Effective Time or
earlier termination of this Agreement, it will deliver to Rotech a balance sheet, income statement and statement of cash flow as of and for the three-month period ending on the last day of each fiscal quarter (the "IHS Quarterly Financial Statements"), which quarterly statement will be delivered within 30 days following the end of each such quarter.

                           (C)  Rotech  covenants  that  from and after the date
hereof, it will file all periodic reports required to be filed by it under the Exchange Act and will promptly deliver to IHS copies of all such reports and supporting internal management reports relating thereto.

                           (D) IHS  covenants  that  from  and  after  the  date
hereof, it will file all periodic reports required to be filed by it under the Exchange Act and will promptly deliver to Rotech copies of all such reports.

                  7.10 NO SOLICITATIONS. From the date of this Agreement until the Effective Time or until this Agreement is terminated in accordance with
Article VIII hereof, Rotech shall not initiate, solicit or encourage (including by way of furnishing assistance or proprietary information), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to any Rotech Competing Transaction (as defined below), or enter into any discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Rotech Competing Transaction, or agree to or endorse any Rotech Competing Transaction or authorize or permit any of the officers, directors or employees of Rotech or the Rotech Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Rotech or any Rotech Subsidiary to take any such action, and Rotech shall promptly notify IHS of all relevant terms (including the identity of the parties involved) of any such inquiries and proposals received by Rotech or any Rotech Subsidiary or any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, Rotech shall promptly deliver or cause to be delivered to IHS a copy of such inquiry or proposal; provided, however that, prior to the receipt of the approval of the Merger of Rotech's stockholders at the Rotech Stockholders Meeting, nothing contained in this Section 7.10 shall prohibit the Board of Directors of Rotech from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide offer by such person or entity to acquire Rotech pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire greater than 50% of the assets or capital stock of Rotech and the Rotech Subsidiaries, taken as a whole, to the extent and only to the extent that (A) the Board of Directors of Rotech, after consultation with and based upon advice of independent legal counsel, determines in good faith that such action is advisable for Rotech's Board of Directors to comply with its fiduciary duties under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Rotech (x) provides notice to IHS of the person or entity and (y) enters into a confidentiality agreement with such person or entity reasonably calculated under the circumstances, in the reasonable judgment of Rotech, to protect the confidentiality of Rotech's proprietary information; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Rotech Competing Transaction. For the purposes of this Agreement, "Rotech Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Rotech: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Rotech and the Rotech Subsidiaries, taken as a whole; (iii) any tender offer or exchange offer for more than 20% of the outstanding shares of the capital stock of Rotech; (iv) any person acquiring beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act) being formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of the capital stock of Rotech; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  7.11 OTHER ACTIONS. Subject to the provisions of Section 7.10 hereof, none of Rotech, IHS and Merger Sub shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expect to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan or Merger not being satisfied, or delay the Effective Time or (unless such action is required by applicable law) which would materially adversely affect the ability of Rotech or IHS to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of Rotech or IHS to consummate the Merger in accordance with terms of this Plan of Merger or materially delay such consummation. Without limiting the generality of the foregoing, Rotech shall use its reasonable best efforts to obtain all consents required of third parties in respect of the Merger under all material contracts to which Rotech or any Rotech Subsidiary is a party, including lessor consents.

                  7.12 ACCOUNTING METHODS. Prior to Closing, neither IHS nor Rotech shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as

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

required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

                  7.13     COOPERATION.

                           (A) IHS and Rotech shall together,  or pursuant to an
allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective commercially reasonable efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated thereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

                           (B)  Subject  to  the  terms  and  conditions  herein
provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of IHS and Rotech shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of IHS and Rotech will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

                  7.14     STOCK OPTIONS; WARRANTS.

                           (A) As of the Effective Time, by virtue of the Merger
and without any action on the part of the participants therein, each option to purchase shares of Rotech Common Stock that is outstanding immediately prior to the Effective Time ("Rotech Options"), whether or not exercisable, shall be replaced by a substitute option (such new options being hereinafter referred to as "IHS Exchange Options") to purchase that number of shares of IHS Common Stock equal to the number of shares of Rotech Common Stock subject to such option multiplied by. 5806 at an exercise price per share of IHS Common Stock equal to the option price per share of Rotech Common Stock subject to such option in effect immediately prior to the Effective Time divided by. 5806. Each such IHS Exchange Option will otherwise contain substantially the same terms and conditions as the Rotech Option it replaces, provided that such IHS Exchange Option will permit "cashless exercise" of such options. IHS shall use its reasonable best efforts to file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement within thirty (30) days after the Effective Time, for purposes of registering all IHS Shares issuable after the Effective Time upon exercise of the IHS Exchange Options, and use all reasonable efforts to have such registration statement or post-effective amendment become effective and to comply, to the extent applicable, with state securities or blue sky law with respect hereto at the Effective Time. Unless otherwise prohibited by law, such Form S-8 shall also register the reoffer and resale by affiliates of IHS of the IHS Shares issuable to such affiliates upon exercise of the IHS Exchange Options. IHS shall maintain the effectiveness under the

Securities Act of such Form S-8 registration statement as long as any such affiliates' options remain outstanding.

                       (B) As of the Effective Time, each warrant to purchase Rotech Shares (a "Rotech Warrant") then outstanding shall remain outstanding and shall be deemed to be a warrant to purchase, in place of the Rotech Shares previously subject to such Rotech Warrant, that number of shares of IHS Common Stock equal to the product of the number of Rotech Shares subject to such Rotech Warrant, and not exercised prior the Effective Time, multiplied by. 5806 (the "IHS Exchange Warrants"). The exercise price per share shall be equal to the exercise price per share under the Rotech Warrant divided by. 5806.

                       (C) Rotech will take such reasonable steps as are necessary to effectuate the agreement of this Section 7.14.

                  7.15 NOTICE OF SUBSEQUENT EVENTS. Each party hereto promptly shall notify the other parties of any changes, additions or events of which they have or obtain knowledge as to which they have concluded or reasonably should have concluded would (i) cause any material change in or material addition to any Exhibit to its Disclosure Schedule delivered by the notifying party under this Plan of Merger, (ii) toll the time period for consummation of the Merger as provided in Section 8.1(b)(iii) hereof, or (iii) otherwise would in such party's reasonable judgment likely result in a breach of this Agreement by such party prior to the Closing Date, promptly after the occurrence of the same.

                  7.16 COOPERATION REGARDING SEC FILINGS. Prior to the Effective Time, Rotech shall cooperate and provide all information reasonably requested by IHS and its underwriters, including, without limitation, copies of audit reports and related work papers, accountant's comfort letters, and responses to underwriters' due diligence requests, in connection with any filing by IHS of any registration statement or other document or report with the SEC.

                  7.17 DISTRIBUTIONS. Prior to the Effective Time, without first obtaining the written consent of Rotech, IHS will not pay any dividend or any other distribution of cash or property in respect of its capital stock.

                  7.18 TAX OPINIONS. The parties hereto shall use their reasonable best efforts to cause counsel for each of IHS and Rotech to render opinions as to the federal income tax consequences of the Merger, which opinions shall be filed as Exhibits to the Registration Statement. Each of IHS and Rotech agrees that it shall provide certificates containing reasonable representations to such counsel in connection with the rendering of such opinions.

                  7.19 MATERIAL TRANSACTIONS BY IHS. Prior to the Effective Time, without first obtaining the written consent of Rotech, which consent shall not be unreasonably withheld, IHS will not enter into any transaction pursuant to which IHS would be required to issue shares of IHS Common Stock having a market value at the time of issuance of more than Two Hundred Fifty Million ($250,000,000) Dollars, provided that Rotech shall be deemed to have consented to such transaction if Rotech does not give notice to IHS of its objection thereto within five (5) business days after the date on which IHS shall have given Rotech notice of such proposed transaction together with such information thereon as would reasonably be necessary to enable Rotech to evaluate the business merits of such transaction.

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

                  7.20 COOPERATION REGARDING ROTECH DEBENTURES. Prior to the Effective Time, IHS shall cooperate and provide such information as shall be reasonably requested by Rotech in connection with Rotech's obligations arising under its indenture pertaining to Rotech's 5-1/4% Convertible Subordinated Debentures Due 2003 as a result of the Merger. IHS acknowledges that the debenture holders under such Rotech indenture have the right to require repurchase of the debentures held by them as a result of the Merger.

                ARTICLE VIII: TERMINATION, AMENDMENT, AND WAIVER

                  8.1 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time, either before or after approval of matters presented in connection with the Merger by the holders of Rotech Common Stock and IHS Common Stock:

                       (A) by mutual written consent of IHS, Merger Sub and Rotech;

                       (B) by either IHS or Rotech:

                                    (I) if,  upon a vote at a duly held  meeting
         of stockholders or any adjournment thereof, any approval of the holders of Rotech Common Stock necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained;

                                    (II) if, upon a vote at a duly held  meeting
         of stockholders or any adjournment thereof, any approval of the holders of IHS Common Stock necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained;

                                    (III) if the  Merger  shall  not  have  been
         consummated on or before November 30, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger, provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, filing or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

                                    (IV) if any court of competent  jurisdiction
         or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                                    (V) in the  event of a breach  by the  other
         party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which exists on the Closing Date that
         (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger);

                                    (VI) in the event of (i) notice  pursuant to
         Section 7.15 of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger or (ii) notice from such party to the other party of such other party's breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger, in either case which cannot be or has not been cured within 30 days after the giving of written notice of such breach to or by the other party (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

                                    (VII) if the  average  of the last per share
         sale prices of IHS common stock, as reported on the NYSE Composite Tape, for the ten (10) consecutive trading days ending on the fifth trading day immediately preceding the date set for the Rotech Stockholders Meeting is equal to or less than $33.00.

                           (C) by either IHS or Rotech in the event that (i) all
of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of IHS) or Section 9.3 (in the case of Rotech) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b) (iii);

                           (D) by Rotech,  if Rotech's Board of Directors  shall
have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of Rotech Shares or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Rotech Competing Transaction other than this Plan of Merger;

                           (E) By IHS if (i) the  Board of  Directors  of Rotech
fails to make or withdraws its recommendation of the adoption of this Agreement or the Merger; (ii) the Board of Directors of Rotech shall have recommended to Rotech's stockholders any Rotech Competing Transaction or entered into an agreement with respect to a Rotech Competing Transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Rotech is commenced, and the Board of Directors of Rotech recommends, within the time period specified under Rule 14e-2 under the Exchange Act, that Rotech's stockholders tender their shares into such tender or exchange offer;

                           (F) by IHS,  if IHS's Board of  Directors  shall have
determined in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of IHS Shares or shall have withdrawn such recommendation;

                           (G) by Rotech if the Board of  Directors of IHS fails
to make or withdraws its recommendation of the adoption of this Agreement or the Merger.

                  8.2 EFFECT OF TERMINATION. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than to the extent provided in Sections 6.3 and 8.6, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

                  8.3 AMENDMENT. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of Rotech Shares or IHS Shares; provided, however, that after any such approval, there shall be made no amendment that pursuant to the FBCA requires further approval by such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the provision of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality of the foregoing, if the Merger is not consummated on or prior to September 30, 1997, as a result of the Registration Statement not having been declared effective by the SEC by August 15, 1997, and the Registration has been declared effective by September 30, 1997, or Rotech and IHS are in bona fide discussions with the SEC regarding the Registration Statement and diligently pursuing the effectiveness of the Registration Statement with the SEC, then the date set forth in Section 8.1(b) (iii) shall be extended to the earlier of November 30, 1997, and the date that is thirty (30) days following the date on which the Registration Statement is declared effective. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights.

                  8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER . A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of IHS, Merger Sub or Rotech, action by its Board of Directors or the duly authorized designee of the Board of Directors.

                  8.6      EXPENSES; BREAKUP FEES.

                           (A) All costs and  expenses  incurred  in  connection
with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, it being understood that if the Merger is consummated, by reason thereof, IHS will indirectly bear the expenses incurred by Rotech.

                           (B) If the Merger is not  consummated  as a result of
termination of this Agreement pursuant to Section 8.1(d)(ii), 8.1(e)(ii) or 8.1(e)(iii) hereof, Rotech shall pay to IHS a breakup fee in the amount of Twenty-Five Million ($25,000,000) Dollars plus all expenses reasonably incurred by IHS in connection with this Plan of Merger and collection of such fee. Notwithstanding the foregoing, if this Agreement is terminated pursuant to
Section  8.1(e)(iii)  and the tender  offer or  exchange  offer  referred  to in
Section 8.1(e)(iii) is for at least 20% but less than 50% of the outstanding shares of capital stock of Rotech, the breakup fee payable by Rotech under this
Section 8.6(b) shall be in the amount of Fifteen Million ($15,000,000) Dollars, rather than Twenty-Five Million ($25,000,000) Dollars plus the said expenses of IHS. If any breakup fee is paid as set forth above, such payment shall be the sole and exclusive remedy of IHS against Rotech hereunder.

                           (C) If the Merger is not  consummated  as a result of
the termination of this Agreement pursuant to Section 8.1(d)(i) or 8.1(e)(i) (except as a result of the withdrawal of the Smith Barney Opinion for reasons other than the existence of a Rotech Competing Transaction), Rotech shall pay to IHS a breakup fee in the amount of Five Million ($5,000,000) Dollars, and, in such event, such payment shall be the sole and exclusive remedy of IHS against Rotech hereunder. Notwithstanding anything contained in this Plan of Merger to the contrary, under no circumstances shall IHS be entitled to receive both the breakup fee described in this Section 8.6(c) and the breakup fee described in Section 8.6(b).

                           (D) If the Merger is not  consummated  as a result of
the termination of this Agreement pursuant to Section 8.1(f) or 8.1(g), IHS shall pay to Rotech a breakup fee in the amount of Ten Million ($10,000,000) Dollars, and, in such event, such payment shall be the sole and exclusive remedy of Rotech against IHS hereunder.

                        ARTICLE IX: CONDITIONS TO CLOSING

                  9.1 MUTUAL CONDITIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by IHS, Merger Sub or Rotech):

                           (A)  None of IHS,  Merger  Sub or  Rotech  nor any of
their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of IHS effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets of business of Rotech, taken as a whole.

                           (B) No statute,  rule or  regulation  shall have been
enacted by the government (or any governmental agency) of the United States or any state, municipality or other Political subdivision thereof that makes the consummation of the Merger or any other significant transaction contemplated hereby illegal.

                           (C) The holders of shares of Rotech  Common Stock and
the holders of the shares of IHS Common Stock each shall have approved the adoption of this Plan of Merger.

                           (D) The  shares of IHS  Common  Stock to be issued in
connection with the Merger shall have been approved for listing on the NYSE, upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

                           (E)  The  Registration   Statement  shall  have  been
declared effective and no stop order with respect to the Registration Statement shall be in effect.

                           (F) IHS,  Merger Sub and Rotech  shall have  received
all consents, approvals and authorizations of third parties that are required of such third parties prior to the consummation of the Merger, in form and substance reasonably acceptable to IHS or Rotech, as the case may be, except where the failure to obtain any such consent, approval, or authorization would not have a material adverse effect on the business of the Surviving Corporation.

                           (G) All  approvals of the Merger  required  under the
HSR Act shall have been obtained or the waiting periods thereunder shall have expired.

                           (H) The parties  shall have  obtained  consents  from
their senior bank lenders to the Merger and the transactions contemplated hereby not later than four (4) weeks following the date of this Agreement.

                  9.2 CONDITIONS TO OBLIGATIONS OF IHS AND MERGER SUB. The obligations of IHS and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by IHS and Merger Sub):

                           (A) Each of the  agreements of Rotech to be performed
at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Rotech shall have performed, in all material respects all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

                           (B) The  representations and warranties of Rotech set
forth in Article III hereof shall be true and correct as of the date of this Plan of Merger and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date); provided, however, that Rotech shall not be deemed to be in breach of any such representations or warranties (i) where the inaccuracies of all representations contained in Article III hereof would not, in the aggregate, have a material adverse effect on Rotech and the Rotech Subsidiaries, taken as a whole, or (ii) as a result of the consequences that IHS knew or should have known would arise from the taking of any action permitted to be taken by Rotech (or otherwise approved by IHS) under Section 7.2 or otherwise permitted herein. IHS and Merger Sub shall have been furnished with a certificate, executed by a duly authorized officer of Rotech, dated the Closing Date, certifying in such detail as IHS and Merger Sub may reasonably request as to the fulfillment of the foregoing conditions.

                           (C)  IHS and  Merger  Sub  shall  have  obtained,  or
obtained the transfer of, any licenses and other regulatory approvals necessary prior to the Effective Time to allow the Surviving Corporation to operate Rotech's business, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation.

                           (D)  IHS  shall  have   received   an  opinion   from
Winderweedle, Haines, Ward & Woodman, P.A. substantially to the effect set forth in Exhibit 9.2(d) hereto.

                           (E)  All   consents,   authorizations,   orders   and
approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                           (F)  The  opinion  of  Donaldson  Lufkin  &  Jenrette
Securities Corporation referred in Section 5.14 hereof shall not have been adversely modified or withdrawn as of the Date of the mailing of the Proxy Statement.

                           (G)  William  P.  Kennedy,  Stephen  P.  Griggs,  and
Rebecca R. Irish shall have agreed in writing to terminate their respective employment agreement with Rotech, and (i) William P. Kennedy shall have executed and delivered the Severance and Noncompetition Agreement with Rotech in the form of Exhibit 9.2(g)(i) hereto, (ii) Stephen P. Griggs shall have executed and delivered an Employment Agreement with Rotech in the form of Exhibit 9.2(g)(ii) hereto, and (iii) Rebecca R. Irish shall have executed and delivered the Severance and Noncompetition Agreement with Rotech in the form of Exhibit 9.2(g)(iii) hereto.

                           (H) IHS shall have received a "cold  comfort"  letter
from Deloitte & Touche LLP, Rotech's independent accountants, dated the Effective Time and addressed to IHS, as to such matters reasonably requested by IHS.

                           (I) IHS shall have  received an opinion  from its tax
counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of IHS, Rotech, and Merger Sub.

                  9.3 CONDITIONS TO OBLIGATIONS OF ROTECH. The obligations of Rotech to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by Rotech):

                           (A) Each of the  agreements  of IHS and Merger Sub to
be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and IHS and Merger Sub shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

                           (B) The  representations  and  warranties  of IHS and
Merger Sub set forth in Articles IV and V hereof shall be true and correct as of the date of this Plan of Merger, and as of the Closing Date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and as of such date); provided, however, that IHS shall not be deemed to be in breach of any such representations or warranties where the inaccuracies of such representation and warranties would not, in the aggregate, have a material adverse effect on IHS and the IHS Subsidiaries, taken as a whole. Rotech shall have been furnished with a certificate, executed by a duly authorized officer of IHS, dated the Closing Date, certifying in such detail as Rotech may reasonably request as to the fulfillment of the foregoing conditions.

                           (C) Rotech shall have  received an opinion from Blass
& Driggs substantially to the effect set forth in Exhibit 9.3(c) hereto.

                           (D) The  Smith  Barney  Opinion  shall  not have been
adversely modified or withdrawn as of the date of the joint proxy statement.

                           (E)  All   consents,   authorizations,   orders   and
approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filing in connection with the Merger and any other documents required to be filed after the Effective Time.

                           (F)  Rotech  shall have  received a letter  from KMPG
Peat Marwick LLP, IHS's independent accountants, dated the Effective Time and addressed to Rotech, as to such matters reasonably requested by Rotech.

                           (G) Rotech  shall have  received an opinion  from its
tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of IHS, Rotech, and Merger Sub.

                            ARTICLE X: MISCELLANEOUS

                  10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

                  10.2 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to IHS:                          Integrated Health Services, Inc.
                                    10065 Red Run Boulevard
                                    Owings Mills, MD 21117
                                    Attention: Taylor Pickett

With copies to:                     Integrated Health Services, Inc.
                                    10065 Red Run Boulevard
                                    Owings Mills, MD 21117
                                    Attention: Marshall A. Elkins, Esq.

                                       and

                                    Integrated Health Services, Inc.
                                    10065 Red Run Boulevard
                                    Owings Mills, MD 21117
                                    Attention: Brian K. Davidson

                                       and

                                    Blass & Driggs, Esqs.
                                    461 Fifth Avenue, 19th Floor
                                    New York, NY 10017
                                    Facsimile: (212) 447-5428
                                    Attention: Michael S. Blass, Esq.

If to Rotech:                       Rotech Medical Corporation
                                    4506 L.B. McLeod Road, Suite F
                                    Orlando, Florida 32811
                                    Attention: Stephen P. Griggs

With a copy to:                     Winderweedle, Haines, Ward & Woodman, P.A.
                                    Barnett Bank Center
                                    390 North Orange Avenue, 14th Floor
                                    Post Office Box 1391
                                    Orlando, Florida 32802-1391
                                    Attention: Thomas A. Simser, Jr., Esq.


All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next business day following the deposit of such communication with the overnight courier.

                  10.3 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

                  10.4     INDEMNIFICATION.

                           (A) IHS and Merger Sub shall  advance  legal fees and
expenses and indemnify current or former directors or officers of Rotech for all acts or omissions occurring prior to the Effective Time as provided in Rotech's Certificate of Incorporation of bylaws or indemnification agreements in effect as of the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. The provisions of this Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party and each such indemnified party's heir and representatives.

                           (B) IHS shall cause to be  maintained in effect for a
period ending not sooner than the fifth anniversary of the Effective Time directors' and officers' liability insurance providing at least the same coverage with respect to Rotech's officers and directors as the policies maintained on behalf of directors and officers of Rotech as of the date hereof, and containing terms and conditions which are no less advantageous, with respect to matters occurring on or prior to the Effective Time (to the extent such insurance is available with respect to such matters); provided that IHS shall not be obligated to provide any greater officers' and directors' liability insurance than that generally afforded to officers and directors of IHS under policies maintained by IHS with respect to its directors and officers.

                  10.5 GOVERNING LAW. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

                  10.6 "INCLUDING". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including,, or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

                  10.7 "KNOWLEDGE". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, or any Executive Vice President or Senior Vice President of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

                  10.8 "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT". "Material adverse change" or "material adverse effect" means, when used in connection with Rotech or IHS, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, financial position revenues, or earnings of such party and its subsidiaries taken as a whole.

                  10.9 CAPTIONS. The captions or headings in this Plan of Merger are made for conveniences and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

                  10.10 INTEGRATION OF EXHIBITS. All Exhibits to the Schedules attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein.

                  10.11 ENTIRE AGREEMENT. This instrument, including all Exhibits attached hereto and the Confidentiality Agreements contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

                  10.12 COUNTERPARTS. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

                  10.13 BINDING EFFECT. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

                  10.14 NO RULE OF CONSTRUCTION. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

                       [SIGNATURES ON THE FOLLOWING PAGE]

                  IN WITNESS WHEREOF, each of the parties hereto and in the capacity indicated below has executed this Agreement as of the day and year first above written.

                                          ROTECH MEDICAL CORPORATION:

                                          By:/s/ Stephen P. Griggs
                                             ------------------------------
                                          Its:     President

                                          INTEGRATED HEALTH SERVICES, INC.

                                          By:/s/ Brian Davidson
                                             ------------------------------
                                          Executive Vice President - Development

                                          IHS ACQUISITION XXIV, INC.

                                          By:/s/ Brian Davidson
                                             ------------------------------